Exhibit 99.1

ADTALEM GLOBAL EDUCATION INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited and amounts in thousands, except per share amounts)

	Three Months Ended					Year Ended
	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2017	June 30, 2016
REVENUE:
Tuition	$280,023	$305,457	$287,774	$301,263	$286,898	$1,181,392	$1,092,148
Other Educational	45,255	42,069	44,901	32,695	42,129	161,794	140,604
Total Revenue	325,278	347,526	332,675	333,958	329,027	1,343,186	1,232,752
OPERATING COST AND EXPENSE:
Cost of Educational Services	195,941	180,980	182,216	179,148	187,486	729,830	668,903
Student Services and Administrative Expense	101,208	105,087	103,690	101,167	103,465	413,409	408,940
Restructuring Expense	2,387	9,002	2,804	2,963	3,350	18,119	7,283
Regulatory Settlements	-	-	-	52,150	-	52,150	-
Asset Impairment Charge	-	-	-	-	-	-	147,660
Total Operating Cost and Expense	299,536	295,069	288,710	335,428	294,301	1,213,508	1,232,786
Operating Income (Loss) from Continuing Operations	25,742	52,457	43,965	(1,470)	34,726	129,678	(34)
INTEREST:
Interest Income	2,118	1,184	1,689	988	1,044	4,905	666
Interest Expense	(1,916)	(2,734)	(1,995)	(2,300)	(2,115)	(9,144)	(5,934)
Net Interest Income (Expense)	202	(1,550)	(306)	(1,312)	(1,071)	(4,239)	(5,268)
Income (Loss) from Continuing Operations Before Income Taxes	25,944	50,907	43,659	(2,782)	33,655	125,439	(5,302)
Income Tax (Provision) Benefit	(3,596)	(2,787)	(7,343)	10,082	(7,719)	(7,767)	8,297
Equity Method Investment Loss	(44)	(694)	-	-	-	(694)	-
Income from Continuing Operations	22,304	47,426	36,316	7,300	25,936	116,978	2,995
DISCONTINUED OPERATIONS:
(Loss) Income from Discontinued Operations Before Income Taxes	(11,306)	910	3,329	6,321	(1,605)	8,955	(11,996)
Income Tax Benefit (Provision)	1,918	(4,982)	377	1,134	818	(2,653)	6,245
(Loss) Income from Discontinued Operations	(9,388)	(4,072)	3,706	7,455	(787)	6,302	(5,751)
NET INCOME (LOSS)	12,916	43,354	40,022	14,755	25,149	123,280	(2,756)
Net (Income) Loss Attributable to Noncontrolling Interest	(131)	(495)	(163)	(342)	3	(997)	(410)
NET INCOME (LOSS) ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION	$12,785	$42,859	$39,859	$14,413	$25,152	$122,283	$(3,166)

AMOUNTS ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION:
Income from Continuing Operations	$22,173	$46,931	$36,153	$6,958	$25,939	$115,981	$2,585
(Loss) Income from Discontinued Operations	(9,388)	(4,072)	3,706	7,455	(787)	6,302	(5,751)
NET INCOME (LOSS) ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION	$12,785	$42,859	$39,859	$14,413	$25,152	$122,283	$(3,166)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO
ADTALEM GLOBAL EDUCATION SHAREHOLDERS:
Basic:
Continuing Operations	$0.35	$0.74	$0.57	$0.11	$0.41	$1.83	$0.04
Discontinued Operations	$(0.15)	$(0.06)	$0.06	$0.12	$(0.01)	$0.10	$(0.09)
Total	$0.20	$0.67	$0.63	$0.23	$0.40	$1.93	$(0.05)
Diluted:
Continuing Operations	$0.35	$0.73	$0.56	$0.11	$0.41	$1.81	$0.04
Discontinued Operations	$(0.15)	$(0.06)	$0.06	$0.12	$(0.01)	$0.10	$(0.09)
Total	$0.20	$0.67	$0.62	$0.23	$0.40	$1.91	$(0.05)

Cash Dividends Declared per Common Share	$-	$-	$-	$0.18	$-	$0.18	$0.36